EXHIBIT 99.1

Meridian Resource Announces First Quarter 2009 Financial Results

HOUSTON, May 7, 2009 (GLOBE NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced its first quarter 2009 financial and operational results. A summary of the quarter's results are:

 * Production totaled 3.3 Bcfe, or 37.1 Mmcfe per day
 * Average hedge affected prices of $6.07 per Mcf, and $45.62 per barrel
 * Oil and Gas Revenues totaled $22.1 million
 * Lease Operating Expense totaled $4.6 million
 * Depletion and Depreciation totaled $11.8 million
 * General & Administrative Expense totaled $3.4 million
 * Discretionary Cash Flow totaled $10.6 million

Production

Production volumes for the first quarter of 2009 totaled 3.3 billion cubic feet of gas equivalent ("Bcfe"), or an average of 37.1 million cubic feet of natural gas equivalent per day ("Mmcfe/d") compared to 3.7 Bcfe or 41.0 Mmcfe per day for the first quarter of 2008. The variance in production volumes between the two periods is due to natural production declines, offset in large part by new discoveries brought online since the first quarter of 2008. New discoveries affecting production between the periods include those in East Texas, Weeks Island, Ramos and Turtle Bayou. Currently, the overall average daily production for the Company ranges between 35 and 38 Mmcfe per day.

During the first quarter, Meridian completed the Goodrich-Cocke No. 7 in Weeks Island (tested at 900 Boe/d, 430 net) and the Myles Salt No. 27 in Weeks Island (tested at 770 Boe/d, 455 net). Construction on the previously announced Weeks Bay No. 15 well pipeline and production facility tie-in is substantially complete and the well will be turned over to production in the coming days. Late last month, the outside operated Davis A-39 well was tested at a gross daily rate as high as 20 Mmcfe per day (3.5 net). In the first week of production this well has averaged approximately 17.9 Mmcfe per day. The Company expects that the well will display similar producing characteristics to other Austin Chalk wells in the area, with the typical hyperbolic decline curve from current production levels during the coming months. Additional work was conducted on the Black Stone Minerals No. A-278 well in East Texas resulting in minimal improvement, and the well is currently considered to be uneconomic.

Oil and Gas Revenues

Oil and gas revenues, which include hedging activity, for the first quarter of 2009 totaled $22.1 million, compared to oil and gas revenues of $38.4 million for the first quarter of 2008. The variance between the two periods for oil and gas revenues is due primarily to lower realized commodity prices and the reduced level of production referenced above.

Lease Operating Expenses

Lease operating expenses for the first quarter of 2009 were $4.6 million compared to $6.1 million for the first quarter of 2008. The difference in lease operating expenses between the two periods was primarily a result of decreased insurance, fewer workovers and lower field labor cost. Sequentially, lease operating expenses were down from the fourth quarter 2008 at $5.1 million.

Depletion and Depreciation

Depletion and depreciation for the first quarter of 2009 was $11.8 million, down $6.0 million, or 34% compared to $17.7 million for the first quarter of 2008. On a per Mcfe basis, depletion and depreciation for the first quarter was $3.52 per Mcfe compared to $4.76 per Mcfe for the first quarter of 2008. The difference between the two periods is due primarily to the oil and gas impairment charges taken by the Company in the fourth quarter of 2008, decreased capital cost, net reduced reserves and lower production between the quarters. Sequentially, depreciation and depletion expense was down by $8.8 million compared with the fourth quarter 2008 amount of $20.6 million, for similar reasons. As a result of the oil and gas impairment charges referenced below, the Company's future depletion rate is expected to decrease.

General and Administrative Expenses

General and administrative expenses (excluding capitalized cost) for the first quarter of 2009 were $3.4 million compared to $4.1 million for the first quarter of 2008. The decrease in general and administrative expenses between the periods was due in part to the non-cash mark to market reduction in expenses related to valuation of equity instruments. More detailed information on the new accounting rules dealing with this can be found in the Company's first quarter 2009 Form 10-Q filing. Sequentially, general and administrative expenses were down slightly compared to the fourth quarter of 2008 at $3.8 million.

Total general and administrative cost (including capitalized cost) for the first quarter of 2009 were $5.9 million, down 30% compared to $8.5 million for the first quarter of 2008. Sequentially, general and administrative expenses were also down compared to the fourth quarter of 2008 at $8.0 million. The decrease in total general and administrative expenses between the periods was primarily due to the previously disclosed cost cutting measures taken during the first quarter.

Discretionary Cash Flow

Discretionary cash flow for the first quarter of 2009 was $10.6 million, compared to $25.2 million for the first quarter of 2008. The difference in discretionary cash flow between the periods is due mostly to lower average price realizations in addition to lower production.

Net Income / (Loss)

Meridian recorded a net loss in the first quarter 2009 of $61 million or $0.66 per share compared to net income of $3.6 million, or $0.04 per share for the first quarter of 2008. During the first quarter, the Company was required to recognize non-cash impairment charges of $59.5 million related to oil and gas properties and to a minor extent, deferred long term loan cost amounting to $234,000. Excluding the impact of the non-cash impairments, for the first quarter 2009, the Company would have reported an after tax net loss of $1.2 million, or $0.01 per share. The effect of the write-down, related to the oil and gas properties, is projected to result in a decrease in the Company's anticipated future depletion rate.

Liquidity Update

As previously announced, the Company's borrowing base was recently redetermined. Fortis Capital Corp., the administrative agent for the bank group, recently notified the Company that its borrowing base had been reduced from $95 million to $60 million, resulting in a borrowing base deficiency of $35 million. The borrowing base was lowered due primarily to the reduction in borrowing capacity attributable to the value of Meridian's oil and gas properties as a result of precipitous declines in commodity prices. Under the terms of the current credit facility agreement, the Company has 90 days from the April 30, 2009 effective date of the redetermination to cure the borrowing base deficiency.

Meridian is currently in discussions with its bank group regarding the deficiency. These discussions deal with providing additional security, obtaining waivers on the current events of default that have been previously disclosed, and on a forbearance agreement that would allow Meridian more time to execute potential solutions for the deficiency. At this time, these include alternative repayment terms, amortization payments from cash flow, the sale of strategic and nonstrategic assets or obtaining capital from other sources.

Conference Call Information

Meridian invites you to listen to its conference call which will discuss the Company's financial and operational results on Thursday, May 7, 2009 at 2:30 p.m. central time. To participate in this conference call, dial 866-700-7173 (US/Canada) or 617-213-8838 (International) five to ten minutes before the scheduled start time and reference Conference ID #24425632. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 888-286-8010 (US/Canada) or 617-801-6888 (International) and referencing Conference ID #15657631.

Non-GAAP Financial Measure

In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." As used herein, discretionary cash flow represents net income plus depletion and depreciation, deferred taxes and other non-cash items included in the Consolidated Statements of Operations prepared in accordance with GAAP. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration, exploitation, acquisition and development of oil and natural gas in Louisiana, Texas, Oklahoma, Kentucky and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2008.

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          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                        SUMMARY OPERATIONS DATA
      (In thousands, except prices and per share data, Unaudited)

                                                Q1-09           Q1-08
                                              ------------------------
                                                 Three Months Ended
                                              ------------------------
                                               Mar 31,         Mar 31,
                                                2009            2008
                                              --------        --------
 Production:
 Oil (Mbbl)                                        199             184
 Natural Gas (Mmcf)                              2,147           2,626
 Mmcfe                                           3,340           3,731
 Mmcfe (Daily Rate)                               37.1            41.0

 Average Prices:
 Oil (per Bbl)                                  $45.62          $86.91
 Natural Gas (per Mcf)                            6.07            8.55
   Per Mcfe                                       6.62           10.31

 Oil and Natural Gas Revenues                  $22,109         $38,448
 Lease Operating Expenses                        4,629           6,070
   Per Mcfe                                       1.39            1.63
 Depletion and depreciation                     11,763          17,742
   Per Mcfe                                       3.52            4.76
 Severance and Ad Valorem Taxes                  1,635           2,578
   Per Mcfe                                       0.49            0.69
 General and Administrative Expense              3,369           4,075
   Per Mcfe                                       1.01            1.09
 Interest Expense                                1,634           1,151
   Per Mcfe                                       0.49            0.31

 Discretionary Cash Flow (1)                   $10,578         $25,227
   Per Mcfe                                       3.17            6.76

 Net Earnings (loss) Applicable to Common
  Stockholders                                ($60,961)         $3,563

 Per Common Share (Basic)                       ($0.66)          $0.04
 Per Common Share (Diluted)                     ($0.66)          $0.04

 (1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by GAAP.

          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
              (In thousands, except per share, Unaudited)

                                                Q1-09           Q1-08
                                              ------------------------
                                                 Three Months Ended
                                              ------------------------
                                               Mar 31,         Mar 31,
                                                2009            2008
                                              --------        --------
 Revenues:
 Oil and natural gas                           $22,109         $38,448
 Interest and other                                 23              93
                                              --------        --------
 Total revenues                                 22,132          38,541
                                              --------        --------

 Operating costs and expenses:
 Oil and natural gas operating                   4,629           6,070
 Severance and ad valorem taxes                  1,635           2,578
 Depletion and depreciation                     11,763          17,742
 General and administrative                      3,369           4,075
 Accretion expense                                 523             567
 Impairment of long-lived assets                59,539              --
                                              --------        --------
 Total operating costs and expenses             81,458          31,032
                                              --------        --------

 Earnings (loss) before interest and income
  taxes                                        (59,326)          7,509

 Other expenses:
 Interest expense                                1,634           1,151
 Taxes on income:
   Current                                           1             107
   Deferred                                          0           2,688
                                              --------        --------
 Net Earnings (loss) applicable to common
  stockholders                                ($60,961)         $3,563
                                              ========        ========

 Net Earnings (loss) per share:
   Basic                                        ($0.66)          $0.04
                                              ========        ========
   Diluted                                      ($0.66)          $0.04
                                              ========        ========

 Weighted average common shares outstanding:
   Basic                                        92,451          89,356
   Diluted                                      92,451          95,302

          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 March 31,    Dec. 31,
                                                   2009        2008
                                                 ---------   ---------
 ASSETS                                         (unaudited)
 ------

 Cash and cash equivalents                          $5,082     $13,354
 Restricted cash                                     9,968       9,971
 Other current assets                               21,728      28,719
                                                 ---------   ---------
   Total current assets                             36,778      52,044
                                                 ---------   ---------

 Property, equipment and other assets              193,628     252,531
                                                 ---------   ---------
   Total assets                                   $230,406    $304,575
                                                 =========   =========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------

 Current liabilities*                             $146,619    $161,296

 Other liabilities                                  22,917      20,768

 Common stockholders' equity                        60,870     122,511
                                                 ---------   ---------
   Total liabilities and stockholders' equity     $230,406    $304,575
                                                 =========   =========

 * Includes current maturity of long-term debt of $103,405 and $103,849, respectively.

          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
        SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                       (In thousands, Unaudited)

                                              ------------------------
                                                Three Months Ended
                                              ------------------------
                                               Mar 31,         Mar 31,
                                                2009            2008
                                              --------        --------
 Reconciliation of Discretionary Cash Flow
  to Net Cash Provided By
  Operating Activities:

 Discretionary Cash Flow                       $10,578         $25,227
 Adjustments to reconcile discretionary cash
  flow to net cash provided by operating
  activities:
   Net changes in working capital               (1,822)         (2,461)
                                              --------        --------
 Net Cash Provided By Operating Activities     $ 8,756         $22,766
                                              ========        ========

                   THE MERIDIAN RESOURCE CORPORATION
                        Summary of Natural Gas
                                  and
                       Crude Oil Hedge Positions

                     Natural Gas Costless Collars
                     ----------------------------

                           Contracted        Floor          Ceiling
           Contract          Volume          Price           Price
            Period        (Mmbtu/Qtr)      ($/Mmbtu)       ($/Mmbtu)
          -----------     -----------     -----------     -----------
           Q1 - '09         780,000          $7.77           $11.07
           Q2 - '09         660,000          $7.75           $10.99
           Q3 - '09         570,000          $7.75           $11.02
           Q4 - '09         520,000          $7.76           $11.02

                      Crude Oil Costless Collars
                      -------------------------

                           Contracted        Floor          Ceiling
           Contract          Volume          Price           Price
            Period         (Bbls/Qtr)       ($/Bbl)         ($/Bbl)
          -----------     -----------     -----------     -----------
           Q1 - '09          36,000         $80.42          $115.38
           Q2 - '09          31,000         $80.16          $114.96
           Q3 - '09          26,000         $79.81          $114.38
           Q4 - '09          22,000         $80.00          $114.99

CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com